Exhibit 4.33

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Share Transfer Agreement

This Share Transfer Agreement (hereinafter referred to as “this Agreement”) is entered into between the following parties on December 22, 2023 in Chengdu, Sichuan Province, China

Party A: Chengdu Puyi Bohui Information Technology Co., Ltd. (hereinafter referred to as the “transferor”)

Unified letter of credit code: [*]

Party B: Beijing Fanlian Investment Co., Ltd. (hereinafter referred to as the “Transferee”)

Unified letter of credit code: [*]

Target company: Fanhua Puyi Fund Sales Co., Ltd.

Unified letter of credit code: [*]

Whereas:

1. On November 19, 2010, the target company (hereinafter referred to as the “Company”) was registered and established and obtained the business license with the industrial and commercial registration number 91510108564471131K.

2. The Company’s registered capital is RMB120 million and its paid-in capital is RMB 120 million, which was 100% contributed by Party A and accordingly Party A holds 100% of the equity interests of the Company.

3. Due to adjustment in the Company’s business development strategy, Party A intends to transfer 15.41% of the Company’s equity interests it holds to Party B, and Party B intends to agree to accept the 15.41% of the Company’s equity interests transferred by Party A in accordance with the terms and conditions stipulated in this Agreement.

In connection with the above-mentioned shares transfer, the Parties hereby enter into this Agreement through friendly consultation in accordance with the provisions of the Company’s Articles of Association, the Company Law of the People’s Republic of China, the Civil Code of the People’s Republic of China and other applicable laws and regulations, to jointly adhere and comply herewith.

1. Subject Shares

1.1 According to the terms and conditions of this Agreement, Party A transfers 15.41% of the Company’s equity interests held by Party A to Party B (hereinafter referred to as the “Subject Shares”), and Party B agrees to accept the transfer of the Subject Shares.

1.2 The Subject Shares transferred by Party A to Party B in this transaction include the associated shareholder rights and interests, including but not limited to: shareholder voting rights; rights to profits and property distribution; authority to appoint senior management; all rights enjoyed by Party A in various contracts, articles of association, and other relevant documents; and any other shareholder rights and interests corresponding to the Subject Shares.

1.3 From the effective date of this Agreement, the rights and obligations originally enjoyed by the transferor will be transferred to and borne by the transferee upon the transfer of the equity interests.

1.4 Upon completion of the equity transfer, the shareholding structure of the Target Company is as follows:

Shareholder Name	Contribution (RMB )	Share Ownership
Chengdu Puyi Bohui Information Technology Co., Ltd.	101,509,311	84.59 11%
Beijing Fanlian Investment Co., Ltd.	18,490,689	15.4089%
Total	120,000,000	100%

2. Consideration

2.1 The consideration for the equity transfer and all affiliated shareholders’ equity transferred by Party A to Party B is RMB 20,490,689 (hereinafter referred to as the “equity transfer price”). The consideration for the Subject Shares transferred by Party A to Party B, along with all its associated shareholder rights and interests is RMB 20,490,689

2.2 The payment term is as follows: Party B shall pay Party A RMB20,490,689 within 30 working days from the effective date of this Agreement.

2.3 Party B shall transfer the consideration to the designated account of Party A in accordance with the provisions of Article 2.2 mentioned above.

3. Taxes and Fees

3.1 The relevant tax obligations arising from the equity transfer under this transaction shall be borne by the statutory taxpayer in accordance with relevant tax laws and regulations.

3.2 The governmental fees incurred in relation to the equity transfer under this Agreement, such as business registration fees and equity transfer notary fees, shall be borne by the Company.

4. Representations and Warranties of the Transferor

Party A hereby makes the following representations and warranties to Party B as of the signing date of this Agreement, the effective date of this Agreement, and the share delivery date:

4.1 Party A is a legal entity established and validly existing under the laws of the People’s Republic of China (hereinafter referred to as “China,” excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan), with the civil capacity and legal capacity necessary to sign and perform this Agreement, and its signing of this Agreement represents its true intention.

4.2 Party A has obtained the authorization and approval required by laws, regulations, rules, other normative documents, and its articles of association for the signing and performance of this Agreement.

4.3 The signing of this Agreement by Party A and the performance of its obligations under this Agreement will not violate its articles of association or other organizational documents, the laws, regulations, and other normative documents applicable to Party A, any approvals or authorizations of governmental authorities, or any contracts, agreements, and other legal documents binding on Party A.

4.4 Party A has full and exclusive disposal rights over the Subject Shares, and there are no rights pledges or any other security interests set on the Subject hares. There are no other preemptive rights or other third-party restrictions on the Subject Shares.

4.5 The Company has provided Party B with financial statements as of November 30, 2023, and all necessary documents and information (referred to as “financial statements”). Party B hereby confirms that the financial statements accurately reflect the financial condition and other conditions of the Company as of November 30, 2023.

4.6 The financial statements fully disclose all debts, liabilities, and taxes of the Company as of November 30, 2023. Apart from normal operations, the Company has not incurred any other debts, liabilities, or taxes since its registration.

4.7 The Company has not engaged in or been involved in any violations of Chinese laws or regulations that may lead to the revocation of its business license, fines, or other serious impacts on its operations, either presently or in the future.

4.8 The Company has not concealed or made false/misleading statements to Party B regarding any past, ongoing, or potential litigation, arbitration, investigation, or administrative proceedings related to the Company.

5. Representations and Warranties of the Transferee

Party B hereby makes the following representations and warranties to the Transferor on the signing date of this Agreement, the effective date of this Agreement, and the share delivery date:

5.1 Party B is a legal entity established and validly existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, with the civil capacity and legal capacity necessary to sign and perform this Agreement, and its signing of this Agreement represents its true intention.

5.2 Party B has obtained the authorization and approval required by laws, regulations, rules, other normative documents, and its articles of association for the signing and performance of this Agreement.

5.3 The signing of this Agreement by Party B and the performance of its obligations under this Agreement will not violate its articles of association or other organizational documents, the laws, regulations, and other normative documents applicable to Party B, any approvals or authorizations of governmental authorities, or any contracts, agreements, and other legal documents binding on Party B.

5.4 The funds used to pay the consideration are from legal sources, and Party B promises to fulfill its payment obligations truthfully and on time.

6. Share Delivery

6.1 Within 30 days from the date of signing this Agreement, the parties shall apply to the relevant governmental authorities for approval and registration of the transfer of the Subject Shares.

6.2 Within 30 days from the date of the relevant governmental authorities’ approval of the transfer of the Subject Shares, the parties shall jointly apply to the industrial and commercial registration authority for the transfer registration of the Subject Shares to Party B’s name. Since the Subject Shares have already been registered under Party B’s name, no further industrial and commercial registration procedures are required for this equity transfer, and both parties have no objections to this.

6.3 All parties shall actively cooperate and ensure that the Company cooperates actively in handling the approval, registration, and industrial and commercial registration procedures for the transfer of the Subject Shares, including but not limited to providing necessary documents, certificates, and materials for such procedures.

7. Breach of Contract Liability

7.1 Any breach of any provision of this Agreement or any misrepresentation or warranty made by a party under this Agreement that is untrue or inaccurate constitutes a breach, and the breaching party shall be liable to the non-breaching party. Depending on the specific breach, such liability may include but is not limited to continuing performance, paying liquidated damages, indemnification for losses, and rescinding this Agreement.

7.2 Unless otherwise specified in the relevant provisions of this Agreement, the breaching party shall indemnify the other party for the direct losses caused by its breach, including but not limited to arbitration costs (including but not limited to case acceptance fees, processing fees, etc.), litigation costs (including but not limited to case acceptance fees, preservation fees, execution fees, etc.), appraisal fees, audit fees, lawyer fees, travel expenses, and other expenses incurred by the other party in recovering such losses.

8. Applicable Law and Dispute Resolution

8.1 This Agreement shall be governed by and construed in accordance with the laws of China.

8.2 Any disputes arising from or in connection with this Agreement shall first be resolved through friendly negotiation between the parties. If negotiation fails, the parties shall submit the dispute to the Guangzhou Arbitration Commission for arbitration in accordance with its arbitration rules at the time of application for arbitration. The arbitral tribunal shall consist of three members. The arbitral judgement shall be final and binding on all parties. The place of arbitration shall be the location where the Target Company is located.

9. Other Provisions

9.1 This Agreement shall come into effect upon the signing by the parties hereto.

9.2 This Agreement is made in triplicate, with each party holding one copy, and each copy shall have the same legal effect.

9.3 In the event of any inconsistency between this Agreement and the share transfer agreement submitted to the Industrial and Commercial Administration, this Agreement shall prevail.

(No text below)

[Signature Page to this Agreement.]

Party A: Chengdu Puyi Bohui Information Technology Co., Ltd. (Chopped with Official Seal)

Date: December 22, 2023

[Signature Page to this Agreement.]

Party B: Beijing Fanlian Investment Co., Ltd. (Chopped with Official Seal)

Date: December 22, 2023

[Signature Page to this Agreement.]

Target company: Fanhua Puyi Fund Sales Co., Ltd. (Chopped with Official Seal)

Date: December 22, 2023